As filed with the Securities and Exchange Commission on August 25, 2023

Registration No. 333-239417

Registration No. 333-171910

Registration No. 333-171909

Registration No. 333-170432

Registration No. 333-170431

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

The Howard Hughes Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34856	93-1869991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9950 Woodloch Forest Drive, Suite 1100

The Woodlands, Texas 77380

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 741-7744

The Howard Hughes Corporation 2020 Equity Incentive Plan

The Amended and Restated 2010 Incentive Plan

(Full title of the plan)

David O’Reilly

Chief Executive Officer

The Howard Hughes Corporation

9950 Woodloch Forest Drive, Suite 1100

The Woodlands, Texas 77380

(Name and address of agent for service)

(281) 929-7700

(Telephone number, including area code, of agent for service)

Copies to:

Richard M. Brand
Gregory P. Patti
Cadwalader, Wickersham & Taft
200 Liberty Street
New York, New York 10281
(212) 504-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Howard Hughes Corporation (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the registration statements on Form S-8 listed below (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and any plan interests registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof.

On August 11, 2023, the Company completed a holding company reorganization (the “Reorganization”), whereby the Company became a wholly-owned subsidiary of Howard Hughes Holdings Inc., a Delaware Corporation (“Holdco”). The Reorganization was completed pursuant to an Agreement and Plan of Merger, dated August 11, 2023 (the “Merger Agreement”), among the Company, Holdco, and HHC Merger Sub Co., a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub”). In accordance with the Merger Agreement, the Reorganization was implemented pursuant to Section 251(g) of the Delaware General Corporation Law by the merger of Merger Sub with the Company, with the Company surviving the merger as a direct, wholly-owned subsidiary of Holdco (the “Merger”). At the effective time of the Merger, each outstanding share of the Company’s Common Stock was automatically converted in the Merger into one share of Holdco’s common stock, par value $0.01 per share, evidencing the same proportional interests in Holdco and having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of the Company’s Common Stock immediately prior to the Merger. Holdco is deemed to be the successor issuer of the Company under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended.

The Post-Effective Amendments relate to the following Registration Statements:

•	Registration Statement on Form S-8 (File No. 333-239417), filed with the SEC on June 24, 2020, registering 1,350,000 shares of Common Stock issuable under the Howard Hughes Corporation 2020 Equity Incentive Plan.
•	Registration Statement on Form S-8 (File No. 333-171910), filed with the SEC on January 27, 2011, registering 2,522 shares of Common Stock under the Amended and Restated 2010 Incentive Plan.
•	Registration Statement on Form S-8 (File No. 333-171909), filed with the SEC on January 27, 2011, registering 198,050 shares of Common Stock under the Amended and Restated 2010 Incentive Plan.
•	Registration Statement on Form S-8 (File No. 333-170432), filed with the SEC on November 8, 2010, registering 180,057 shares of Common Stock under the Amended and Restated 2010 Incentive Plan.
•	Registration Statement on Form S-8 (File No. 333-170431), filed with the SEC on November 8, 2010, registering 3,500,000 shares of Common Stock under the Amended and Restated 2010 Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands Township, State of Texas, on August 25, 2023.

THE HOWARD HUGHES CORPORATION

By:	/s/ DAVID O’REILLY
Name:	David O’Reilly
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David O’Reilly, Carlos Olea and Nancy Fairfield, each of whom may act without joinder of the others, his lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments to the Registration Statements on Form S-8 of The Howard Hughes Corporation under Registration File Nos. 333-239417, 333-171910, 333-171909, 333-170432 and 333-170431; and to make such changes in and additions and amendments to such Registration Statements (including any further post-effective amendments), and to file the same with all exhibits thereto and other documents necessary or advisable in connection therewith, with the SEC, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements have been signed below on August 25, 2023, by the following persons in the capacities indicated.

Signature	Title

/s/ DAVID O’REILLY	Chief Executive Officer and Sole Director
David O’Reilly	(Principal Executive Officer)

/s/ CARLOS OLEA	Chief Financial Officer (Principal Financial
Carlos Olea	and Accounting Officer)